Exhibit 21.1

SUBSIDIARIES OF STEPSTONE PRIVATE CREDIT FUND LLC

Name of Subsidiary	Jurisdiction of Organization of Subsidiary
SPV Facility I LLC StepStone Great Lakes SPV Facility II LLC StepStone SPV Facility III LLC StepStone SPV Facility IV Intermediate Holdco LLC StepStone SPV Facility IV LLC	Delaware Delaware Delaware Delaware Delaware